Harrison Street Securities, LLC

Investment Adviser Code of Ethics

Effective January 1, 2011

(Amended March 11, 2011)

(Amended June 7, 2011)

Harrison Street Securities, LLC

Code of Ethics

Effective 1/1/11

(Amended 3/11/11)

(Amended 6/7/11)

Table of Contents

Statement of General Policy	1
Definitions	3
Standards of Business Conduct	5
Prohibition Against Insider Trading	7
Personal Securities Transactions	10
Political and Charitable Contributions	11
Gifts and Entertainment	13
Protecting the Confidentiality of Client Information	14
Privacy Policy	16
Service as a Director	17
Compliance Procedures	18
Certification	20
Records	21
Reporting Violations and Sanctions	22

i

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Harrison Street Securities and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (*’Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Company Act”).

This Code establishes rules of conduct for all employees of Harrison Street Securities and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Harrison Street Securities and its employees owe a fiduciary duty to Harrison Street Securities’ clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Harrison Street Securities. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Harrison Street Securities and its managers and employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Harrison Street Securities has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Harrison Street Securities and its managers and employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Harrison Street Securities expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Harrison Street Securities Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Harrison Street Securities. The Firm’s reputation could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees and managers are urged to seek the advice of Steve Gordon, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees and managers should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Harrison Street Securities

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees and managers of Harrison Street Securities in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Steve Gordon. Steve Gordon may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of the affected employees or manager.

Steve Gordon will periodically report to the Board of Managers of Harrison Street Securities, L.L.C to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply;

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund that Harrison Street Securities or its control affiliates manages; or is involved in making securities recommendations to clients that are nonpublic.

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“Account” means accounts of any employee or manager and includes accounts of the employee’s or manager’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee or manager has a beneficial interest or exercises investment discretion.

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“Associated Person” means any immediate family members (defined as the Employee’s or Manager’s spouse and any children or other relatives of the Employee or Manager, or of his or her spouse, living with the Employee or Manager) and any corporation, partnership, trust or other entity that is directly or indirectly controlled by an Employee or Manager or an Employee’s or Manager’s immediate family members.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-l(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“HSRE” means Harrison Street Real Estate Capital, L.L.C., a Delaware limited liability company.

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“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Company Act,, of or with respect to (a) any real estate investment trust, any real estate development or operating company or any real estate management company including, without limitation any company that is in the business of developing, owning, operating or managing hotels and casinos, apartment buildings or complexes, self-storage facilities, residential communities, office buildings, communication towers, and convenience stores, (b) shares of Henderson Global Investment Funds or any other mutual fund managed or sub-managed by Harrison Street Securities, and (c) any business entity designated by HSRE as a Trading Partner. “Reportable Securities specifically excludes: (i) transactions and holdings in direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, other than Henderson Global Investments Funds or any other mutual fund managed or sub-managed by Harrison Street Securities; (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, other than Henderson Global Investments Funds or any other mutual fund managed or sub-managed by Harrison Street Securities;

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“Supervised person” means managers and officers of Harrison Street Securities; employees of Harrison Street Securities; and any other person who in connection with their regular duties makes or participates in making recommendations regarding the purchase and sale of securities for Harrison Street Securities clients; and any individual who directly or indirectly owns beneficially 25% or more interest in Harrison Street Securities and who obtains information concerning securities recommendations made to any client by Harrison Street Securities.

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“Trading Partner” means any property owner, REIT, real estate operating company, real estate management company or financial institution (other than a broker dealer acting as an agent) with which HSRE (or a commingled fund sponsored by HSRE) is known to be a business partner or to be negotiating a purchase or sale of interests in commercial properties.

Standards of Business Conduct

Harrison Street Securities places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Company Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Harrison Street Securities’s access persons. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Harrison Street Securities or Its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

The following practices are strictly prohibited in the conduct of Harrison Street Securities business:

•	Warranting or guaranteeing the present or future value or price of any security;

•	Agreeing to repurchase a security at some future time from a client for the account of any employee, Manager or Associated Person of any employee or Manager or for any other account;

•

Raising money for any business enterprise (other than a commingled fund sponsored by Harrison Street Securities or a real estate capital fund sponsored by HSRE), charitable organization or political organization without first obtaining the consent of the Compliance Officer;

•	Acting as a personal custodian of securities, stockpowers, money or other property belonging to a client that is not his or her Associated Person;

•	Arranging for or accepting authority to be granted access to a safety deposit box or other safekeeping place belonging to a Client that is not his or her Associated Person;

•	Borrowing money or securities from a client or Trading Partner, except in the ordinary course of the client’s or Trading Partner’s business;

•	Raising money (individually or as an agent) for or from a client or a person being solicited to become a client without the prior written consent of the Chief Compliance Officer;

•

Receiving compensation for securities transactions from anyone other than Harrison Street Securities, including clients or securities dealers, for services rendered without first obtaining prior written approval of the Chief Compliance Officer. This includes finder’s fees, offeree representative fees and commissions of any sort whatsoever;

•	Making arrangements for borrowing of money by a client for the purpose of purchasing securities;

•	Maintaining a joint account in securities with any client who is not also his or her Associated Person or share any benefit, profit or loss with any client resulting from a securities transaction;

•	Entering into any business transaction or relationship jointly with a client or Trading Partner without the prior written approval of the Chief Compliance Officer;

•	Accepting an account from a client on a discretionary basis without complying with established procedures;

•	Making arrangements for the purchase or sale of securities for a client except as provided in the client’s Advisory Agreement with Harrison Street Securities;

In the event that Steve Gordon desires to engage in any of the above-described transactions that requires the prior written consent of the Chief Compliance Officer, such transaction shall require the prior written consent of a Manager.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or Improperly communicating that information to others may expose supervised persons and Harrison Street Securities to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the Illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Harrison Street Securities may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Harrison Street Securities and their Associated Persons.

The law of insider trading is continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Steve Gordon immediately if you have any reason to believe that a violation of this Code has occurred or Is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Harrison Street Securities), while in the possession of material, nonpublic information, nor may any personnel of Harrison Street Securities communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Steve Gordon.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre-publicatlon information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to investment advisor securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Information about business transactions and investments made or to be made by HSRE and Gore Creek Management, LLC, both private firms, may be material non-public information and is also entitled to benefit from this rule.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Harrison Street Securities (“Client Accounts”), you must determine whether you have access to material nonpublic information. If you think that you might have access to material nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Steve Gordon.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm,

•	Do not communicate the information inside or outside the firm, other than to Steve Gordon.

•	After Steve Gordon has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take,

•	You should consult with Steve Gordon before taking any action. This degree of caution will protect you, our clients, and the firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Harrison Street Securities or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful Of investors. In such situations, Harrison Street Securities must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Steve Gordon immediately if you believe that you may have received material nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either, Supervised persons of Harrison Street Securities and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although Harrison Street Securities does not typically receive confidential information from portfolio companies, it may, if it receives such information, implement appropriate procedures to establish restricted or watch lists in certain securities. Similarly, HSRE may establish a “restricted list” in the securities of certain of its Trading Partners. Securities issued by companies about which a number of supervised persons are expected to regularly have material nonpublic information will generally be placed on the restricted list. Steve Gordon may place certain securities on a “restricted list.” Steve Gordon will maintain the various restricted lists.

Access persons and their Associated Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities on a Harrison Street Securities, HSRE or Compliance Officer –designated “restricted list” during any period they are listed.

Steve Gordon may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material nonpublic information or HSRE Trading Partners should generally be placed on the watch list. The list will be disclosed only to Steve Gordon and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Harrison Street Securities has adopted the following principles governing personal investment activities by Harrison Street Securities’ supervised persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Steve Gordon who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Steve Gordon who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Interested Transactions

No access person shall recommend any securities transactions for a client without having disclosed his or her interest, If any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;

•	any contemplated transaction by such person in such securities;

•	any position with such issuer or its affiliates; and

•

any present or proposed business relationship or transaction between such issuer or its affiliates and such person or any party in which such person has a significant interest, including, without limitation, HSRE and funds sponsored by HSRE.

Political and Charitable Contributions

Charitable Contributions

Contributions to charitable causes and non-profit organizations for clients and prospects are subject to prior approval by the Chief Compliance Officer.

Political Contributions

Harrison Street Securities, as a firm, does not make any political contributions, whether in the form of gift, loan, subscription, advance, deposit of money, payment of debt or transition (inauguration), costs, or anything of value (each a “Political Contribution”) to any person who was, at the time of such Political Contribution, an incumbent, candidate, or successful candidate for elective office (individually a “Candidate or Official” and collectively, “Candidates or Officials”) of a Governmental Entity.1 Similarly, Harrison Street Securities does not coordinate, or solicit any person or political action committee to make Political Contributions to any Candidate or Official of a Governmental Entity. For purposes of this Code of Ethics, any individual that seeks to hold, holds, or will hold an office that is directly or indirectly responsible for, or can influence the outcome of the hiring of Harrison Street Securities by the Governmental Entity or who can appoint any person who is directly or indirectly responsible for, or can influence the hiring of Harrison Street Securities by the Governmental Entity is a Candidate or Official.

•	No employee is permitted to provide or agree to provide, directly or indirectly, any payment to any person to solicit a Governmental Entity for Harrison Street Securities services.[2]

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No employee is to coordinate or solicit, directly or indirectly, another person to coordinate a political action committee to make any form of Political Contribution to any Candidate or Official of a Governmental Entity without the prior written approval of Steve Gordon.

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No employee shall make, directly or indirectly, any form of Political Contribution to any Candidates or Officials of a Governmental Entity in excess of $350.00 per election if the contributor is entitled to vote in the election for the position in which the Candidate or Official is seeking election or re-election at the time of the contribution, or in excess of $150.00 to any Candidates or Officials per election if the contributor is not entitled to vote in the election for the position in which the Candidate or Official is seeking election or re-election at the time of the contribution.

•	Harrison Street Securities will not reimburse employees for Political Contributions.

•	Each employee shall report to senior management all Political Contributions made by the employee, directly or indirectly, to Candidates and Officials of governmental entities, to political

1 A “Governmental Entity” is any State or political subdivision of a State including any agency, authority or instrumentality of the State or political subdivision, any pool of assets sponsored or established by the State or political subdivision, such as a state retirement plan or general fund, any plan or program of the Governmental Entity (e.g. qualified tuition plan), or any officer, agent or employee of the State, political subdivision, agency, authority or instrumentality.

2 Harrison Street Securities, but not any employee of Harrison Street Securities, may pay compensation to regulated persons (broker-dealers) and to its Managing Directors and officers for soliciting a Governmental Entity to engage Harrison Street Securities.

action committees, and to state and local political parties including the name of the contributor, the date of the Political Contribution, the amount of the Political Contribution, and the Candidates or Officials. Harrison Street Securities may require an employee to demand the return of any (and evidence such return of) Political Contribution that Steve Gordon shall deem to be in violation of Harrison Street Securities’ policies and procedures or Investment Advisers Act Regulation 206(4)-(5).

No employee will provide investment advisory services for compensation to a Governmental Entity, engage in a business transaction with a Governmental Entity, or permit a Governmental Entity to participate in any Harrison Street Securities funds without the prior approval of Steve Gordon. Steve Gordon will not approve any such provision of investment advisory services, business transactions or participation in Harrison Street Securities funds by any Governmental Entity of which a Political Contribution was made to a Candidate or Officer, directly or indirectly, by any employee within two years thereof. Steve Gordon may make an exception in a case of any person who made the Political Contribution more than six months before becoming an employee of Harrison Street Securities and who does not solicit clients on behalf of Harrison Street Securities.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Harrison Street Securities has adopted the policies set forth below to guide access persons in this area.

General Policy

Harrison Street Securities’ policy with respect to gifts and entertainment is as follows:

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Access persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Harrison Street Securities, or that others might reasonably believe would influence those decisions;

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Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

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Any access person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Harrison Street Securities, including gifts and gratuities with value in excess of $100 per year, must obtain consent from Steve Gordon before accepting such gift.

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This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Harrison Street Securities.

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This gift reporting requirement is for the purpose of helping Harrison Street Securities monitor the activities of its employees and Managers. However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code.

If you have any questions or concerns about the appropriateness of any gift, please consult Steve Gordon.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Harrison Street Securities, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Harrison Street Securities to clients, and data or analyses derived from such non-public personal Information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Harrison Street Securities’ current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Harrison Street Securities’ clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Harrison Street Securities does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Harrison Street Securities will require that any financial intermediary, agent or other service provider utilized by Harrison Street Securities (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Harrison Street Securities only for the performance of the specific service requested by Harrison Street Securities;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Harrison Street Securities, or as otherwise required by any applicable law. In the event Harrison Street Securities is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Harrison Street Securities shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Access Person Responsibilities

All access persons are prohibited, either during or after the termination of their employment with Harrison Street Securities, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the Harrison Street Securities’ services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Harrison Street Securities must return all such documents to Harrison Street Securities

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information,

Security Of Confidential Personal Information

Harrison Street Securities enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Harrison Street Securities’ services to clients;

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Any access person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Harrison Street Securities and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic personal information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Harrison Street Securities has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Steve Gordon is responsible for reviewing, maintaining and enforcing Harrison Street Securities’ confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of Steve Gordon.

Service as a Director

No access person shall serve on the board of directors of any publicly traded company without prior authorization by Steve Gordon or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Harrison Street Securities’ clients. Where board service is approved Harrison Street Securities shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Pre-clearance

An access person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by Steve Gordon; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) Steve Gordon or such other designated supervisory person has not rescinded such approval prior to execution of the transaction.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by Steve Gordon or through an exchange of e-mails between the access person and Steve Gordon. Steve Gordon or his designee monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front running.

Advance trade clearance in no way waives or absolves any access person of the obligation to abide by the provisions, principles and objectives of this Code.

Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to Steve Gordon which must contain the information described below. It is the policy of Harrison Street Securities. that each access person must provide duplicate brokerage account statements and trade confirmations of all securities transactions to Steve Gordon.

1.	Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

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The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

•	The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

2.	Annual Holdings Report

Every access person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the access person.

4.	Exempt Transactions

An access person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Harrison Street Securities holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

•	Any transaction or holding report if Harrison Street Securities has only one access person, so long as the firm maintains records of the information otherwise required to be reported

5.	Monitoring and Review of Personal Securities Transactions

Steve Gordon or a designee will monitor and review all reports required under the Code for compliance with Harrison Street Securities’ policies regarding personal securities transactions and applicable SEC rules and regulations. Steve Gordon may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Harrison Street Securities, Any transactions for any accounts of Steve Gordon will be reviewed and approved by James McNamara, Director of Operations, or other designated supervisory person. Steve Gordon shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to Harrison Street Securities that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Harrison Street Securities in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to Harrison Street Securities that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Steve Gordon regarding any inquiries pertaining to the Code or the policies established herein.

Records

Steve Gordon shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•

A record of any violation of Harrison Street Securities’ Code of Ethics and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•

A record of all written acknowledgements of receipt of the Code of Ethics and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of Harrison Street Securities;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons;

•

A record of any decision and reasons supporting such decision to approve an access persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Steve Gordon or an alternate designee all apparent violations of the Code. Under no circumstances will Harrison Street Securities retaliate against any supervised person who in good faith reports an apparent violation of this Code. Any such retaliation will itself constitute a violation of the Code.

Steve Gordon or an alternate designee will promptly investigate any apparent violations of the Code. Steve Gordon shall promptly report to the Board of Managers all apparent material violations of the Code. When Steve Gordon finds that a violation otherwise reportable to the Board of Managers could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefor to a reporting file created for this purpose in lieu of reporting the matter to the Board of Managers.

The Board of Managers shall consider reports made to it hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the violator’s employment with the firm.

INITIAL AND ANNUAL COMPLIANCE CERTIFICATION

TO:                                                  , Chief Compliance Officer

RE: SECURITIES TRADING

1.	I have received, reviewed and understand the rules set forth in the Harrison Street Securities, LLC Code of Ethics regarding securities transactions. I have complied with those rules that are applicable to me.

2.	I maintain the following securities brokerage accounts:

Broker	Branch Office	Cash (C) or Margin (M)

3.	My immediate family members and other Associated Persons, as defined in the Code of Ethics, maintain the following brokerage accounts. In addition, please provide a listing of all reportable securities held in the accounts disclosed in the tables above and below. In lieu of listing holdings, you may attach brokerage statements or asset listings for yourself, immediate family members and other Associated Persons. Please use additional sheets if necessary.

Broker	Branch Office	Owner of Account	Individual (I) or Joint (J)	Cash (C) or Margin (M)

No. of Shares/Amount	Title	Issuer	Owner of Account

4.	Neither I nor, to my knowledge after due inquiry, any of my immediate family members or other Associated Persons (a) own real estate securities, or (b) since the first day of the most recent full calendar year have purchased or sold real estate securities, that have not previously been reported to the Chief Compliance Officer, except as follows (If an Initial Report, please complete in full):

No. of Shares/Amount	Title	Issuer	Owner of Account

Date:
Employee/Manager Signature

QUARTERLY REPORT BY ACCESS PERSON

TO:                                              , Chief Compliance Officer

From:

RE: QUARTERLY SECURITIES TRANSACTIONS

1.	I hereby confirm that except as noted as an Exception in the space below, I have directed that duplicate copies of transaction confirmations in which I or my Associated Persons have purchased or sold securities, and monthly statements of the securities brokerage accounts in which I or my Associated Persons have a beneficial interest be delivered to you and that such confirmations and monthly statements are a complete record of my securities transactions during the calendar quarter just ended (the “Report Quarter”).

Exception (if none, state None):

2.	I hereby confirm that I, and to my knowledge my Associated Persons, have complied in all material respects with the policies and procedures set forth in the Harrison Street Securities, LLC Code of Ethics applicable to me and them during the Report Quarter.

Date:

Access Person’s Signature

Notes:

1.	If an Exception, attach a copy of each confirmation and a copy of the monthly account statements.

2.	This form is due on the 10th business day following the close of the applicable calendar quarter.

POLITICAL CONTRIBUTIONS REPORT

To: Steve Gordon, Chief Compliance Officer

From:

Re:     Political Contributions Report

1.         I have received, reviewed and understand the rules regarding political contributions set forth in the Harrison Street Securities, LLC Code of Ethics. I have complied with such rules.

2.         During the most recent 24 month period, I have made, directly or indirectly, contributions, gifts, loans, subscriptions, advances, deposits of money, payments of debt or transition (inauguration costs), or provided anything else of value to the following incumbents, candidates or successful candidates for elective office of any State or political subdivision of any State in the following amounts which have not been previously reported to Harrison Street Securities (None or list):

Name of Candidate/Official	Date	Office/Position	State/Political Subdivision	Amount

3.         During the most recent 24 month period, I have made, directly or indirectly, contributions, gifts, loans, subscriptions, advances, deposits of money, payments of debt or transition (inauguration costs), or provided anything else of value to any political action committee or state or local political party in the following amounts which have not been previously reported to Harrison Street Securities (None or list):

Name of PAC or Party	Date	State	Amount

4.         I hereby certify that during the most recent 24 month period I have not agreed to provide, directly or indirectly, nor have I provided, directly or indirectly, any payment to any person to solicit any State or political subdivision of any State for Harrison Street Securities advisory services or for investment in any fund sponsored by Harrison Street Securities that has not been previously reported to Harrison Street Securities.

Exception (if none, state None):

______________________________________________________.

Date:

Employee/Manager Signature